AGREEMENT AND PLAN OF MERGER
by and among
PHILIPS HOLDING USA INC.,
MOONLIGHT MERGER SUB, INC.
and
RESPIRONICS, INC.
Dated as of December 20, 2007

     AGREEMENT AND PLAN OF MERGER, dated as of December 20, 2007 (the “Agreement”), among Philips Holding USA Inc., a Delaware corporation (“Parent”), Moonlight Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and Respironics, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H :

     WHEREAS, the parties intend that, on the terms and subject to the conditions set forth in this Agreement, (i) Parent shall cause Merger Sub to commence a tender offer (the “Offer”) to purchase all of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”), including the associated common stock acquisition rights (the “Rights,” and together with the shares of the Company’s common stock, the “Shares” and each a “Share”) issued pursuant to the Rights Agreement between the Company and Mellon Investor Services LLC, dated as of June 28, 1996, as amended by Amendment No. 1, dated as of July 30, 1999, Amendment No. 2, dated as of May 5, 2005, and Amendment No. 3, dated as of June 7, 2006 (as amended, the “Rights Agreement”), at a price per Share of $66 net to the seller in cash (such amount or any greater amount per Share paid pursuant to the Offer being hereinafter referred to as the “Offer Price”); and (ii) after the acquisition of Shares pursuant to the Offer, Merger Sub shall merge with and into the Company, with the Company being the surviving corporation (the “Merger”).

     WHEREAS, the Board of Directors of the Company has (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, are advisable and in the best interests of the Company’s stockholders; (ii) approved this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger; and (iii) resolved to recommend that the stockholders of the Company tender their Shares pursuant to the Offer and (if required by applicable Laws (as hereinafter defined)) adopt this Agreement.

     WHEREAS, the respective Boards of Directors of Parent and Merger Sub have each (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, are advisable and in the best interests of Parent and Merger Sub, respectively, and their respective stockholders; and (ii) approved this Agreement and the other transactions contemplated by this Agreement, including the Offer and the Merger.

     WHEREAS, Parent, as the sole stockholder of Merger Sub, has approved this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger.

     WHEREAS, as a condition and an inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, John Miclot, Craig Reynolds, Geoffrey Waters, Donald Spence, David White and Derek Smith have entered into certain employment agreements with Parent or one of its affiliates, which shall become effective upon the Effective Time.

     WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement; and

     WHEREAS, Koninklijke Philips Electronics N.V., a corporation organized under the laws of The Netherlands and the parent company of Parent (“Guarantor”) is executing and delivering a guarantee simultaneously with the execution and delivery hereof.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE TENDER OFFER

Section 1.1 The Offer.

     (a) Provided that this Agreement shall not have been terminated in accordance with Article VIII hereof, as promptly as reasonably practicable and in any event on or prior to January 8, 2008, Parent (i) shall cause Merger Sub to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”)) an offer to purchase all of the outstanding Shares at the Offer Price; and (ii) shall, upon commencement of the Offer but after affording the Company a reasonable opportunity to review and comment thereon, file a tender offer statement on Schedule TO and all other necessary documents with the Securities and Exchange Commission (the “SEC”) and make all deliveries, mailings and telephonic notices required by Rule 14d-3 under the Exchange Act, in each case in connection with the Offer (the “Offer Documents”). The Company hereby consents to the inclusion in the Offer Documents of the Company Recommendation (as hereinafter defined) until such Company Recommendation is withdrawn, modified or amended to the extent permitted by Section 6.3(d). Parent shall cause Merger Sub to consummate the Offer subject to the terms and conditions thereof. The obligation of Merger Sub to accept for payment and pay for any Shares validly tendered and not validly withdrawn pursuant to the Offer will be subject only to the satisfaction or waiver of the conditions set forth in Annex I hereto (the “Tender Offer Conditions”).

     (b) Parent, on behalf of Merger Sub, expressly reserves the right from time to time, subject to Section 1.1(c), to waive any of the Tender Offer Conditions (other than the Minimum Condition (as defined in Annex I hereto)) or to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided that, without the prior written consent of the Company, Merger Sub shall not decrease the Offer Price, change the form of consideration payable in the Offer, decrease the number of Shares sought to be purchased in the Offer, impose additional conditions to the Offer, reduce the time period during which the Offer shall remain open or, except for any extension required or permitted pursuant to Section 1.1(d) and except as may be required by any Governmental Entity (after consultation with the Company concerning any such requirement), amend any other term of the Offer in any manner adverse to the holders of Shares or in a manner which would delay consummation of the Offer.

     (c) The Offer shall remain open until the date that is twenty (20) business days (as such term is defined in Rule 14d-1(g)(3) under the Exchange Act) after (and including the day of) the commencement of the Offer (the “Expiration Date”), unless Merger Sub shall have extended the period of time for which the Offer is open pursuant to, and in accordance with, Section 1.1(d) or as may be required by applicable Laws, in which event the term “Expiration Date” shall mean the latest time and date as the Offer, as so extended, may expire; provided, however, that Merger Sub may provide a subsequent offering period after the Expiration Date, in accordance with Rule 14d-11 under the Exchange Act.

     (d) If at any Expiration Date, any of the Tender Offer Conditions is not satisfied or waived by Merger Sub, Merger Sub shall extend the Offer from time to time for periods of not more than five (5) business days each until the End Date (as hereinafter defined) (as long as there shall have occurred no Change of Recommendation (as hereinafter defined)) until the earlier of (x) the date on which all of the Tender Offer Conditions are satisfied or waived or (y) the date on which this Agreement is terminated in accordance with Article VIII hereof. Notwithstanding the foregoing, Merger Sub and Parent may, without receiving the consent of the Company, (i) extend the Expiration Date for any period required by the applicable rules and regulations of the SEC, the NASDAQ or any other stock exchange or automated quotation system applicable to the Offer or (ii) extend the Offer from time to time for one or more periods of not more than five (5) business days each until the End Date if at any Expiration Date any of the Tender Offer Conditions have not been satisfied or duly waived. If the Acceptance Date (as hereinafter defined) occurs but Parent does not acquire a number of Shares sufficient to enable a merger to occur without a meeting of stockholders of the Company in accordance with Section 253 of the Delaware General Corporation Law (the “DGCL”), Merger Sub may elect to provide a subsequent offering period for the Offer; provided that Merger Sub shall, and Parent shall cause Merger Sub to, immediately accept and promptly pay for all Shares tendered during each such subsequent offering period, in each case in accordance with Rule 14d-11 under the Exchange Act.

     (e) Subject to the terms of the Offer and this Agreement and the satisfaction of all the Tender Offer Conditions as of the Expiration Date, Merger Sub shall, and Parent shall cause Merger Sub to, as soon as possible after the scheduled expiration of the Offer (as it may be extended in accordance with Section 1.1(d)), accept for payment and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer (the date of acceptance for payment, the “Acceptance Date” and the time of acceptance for payment on the Acceptance Date, the “Acceptance Time”) and promptly pay for such Shares. Parent shall or shall cause Merger Sub to provide or cause to be provided to the Paying Agent on a timely basis the funds necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer. For the avoidance of doubt, Merger Sub shall pay for any Shares accepted for payment in the Offer as promptly as practicable. Without the prior written consent of the Company, Merger Sub shall not accept for payment or pay for any Shares in the Offer if, as a result, Merger Sub would acquire less than the number of Shares necessary to satisfy the Minimum Condition.

     (f) The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents (including any amendment thereto) prior to the filing thereof with the SEC. Parent shall provide the Company and its counsel with any comments that Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments. Parent and Merger Sub agree to respond promptly to any comments or questions of the SEC or its staff with respect to the Offer Documents or the Offer.

     (g) Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and Merger Sub further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to the stockholders of the Company, in each case, as and to the extent required by applicable federal securities Laws.

     (h) If, between the date of this Agreement and the date on which any particular Share is accepted for payment and paid for pursuant to the Offer, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price applicable to such Share shall be appropriately and proportionately adjusted.

     Section 1.2 Company Actions.

     (a) The Company shall, after affording Parent a reasonable opportunity to review and comment thereon, file with the SEC and mail to the holders of Shares, as promptly as practicable on the date of the filing by Parent and Merger Sub of the Offer Documents, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) and shall disseminate the Schedule 14D-9 as required by Rule 14d-9 promulgated under the Exchange Act. Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 (including any amendment thereto) prior to the filing thereof with the SEC. The Company shall provide Parent and its counsel with any comments that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments. The Company agrees to respond promptly to any comments or questions of the SEC or its staff with respect to the Schedule 14D-9.

     (b) Subject to Section 6.3(d), the Schedule 14D-9 will set forth, and the Company hereby represents, that the Board of Directors of the Company, at a meeting duly called and held at which a quorum was present throughout, has unanimously (i) approved the Offer and the Merger and adopted this Agreement in accordance with the DGCL, (ii) determined that each of the transactions contemplated hereby, including each of the Offer and the Merger, is fair to and in the best interests of the Company and its stockholders, (iii) recommended that the Company’s stockholders accept the Offer, tender their Shares to Merger Sub and approve the Merger and this Agreement (the “Company Recommendation”), and (iv) resolved to take all action necessary to render the Rights inapplicable to the Offer, the Merger and the execution, delivery and performance of this Agreement; provided, however, that the

Company Recommendation may be withdrawn, modified or amended prior to the acceptance for payment of Shares pursuant to the Offer, and only to the extent permitted by Section 6.3(d).

     (c) The Company represents that the Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities Laws and, on the date filed with the SEC and on the date first published, sent or given to the Company’s stockholders, shall not contain any untrue statements of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Merger Sub in writing for inclusion in the Schedule 14D-9. Parent and Merger Sub represent that the information supplied by them in writing for inclusion in the Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities Laws and, on the date filed with the SEC and on the date first published, sent or given to the Company’s stockholders, shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, agree promptly to correct any information provided by either of them for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the holders of Shares, in each case, as and to the extent required by applicable federal securities Laws.

     (d) In connection with the Offer, the Company will promptly furnish Merger Sub with mailing labels, security position listings, non-objecting beneficial owner lists and any available listing or computer list containing the names and addresses of the record holders of the Shares as of the most recent practicable date and shall furnish Merger Sub with such additional available information (including, but not limited to, updated lists of holders of Shares and their addresses, mailing labels and lists of security positions and non-objecting beneficial owner lists) and such other assistance as Merger Sub or its agents may reasonably request in communicating the Offer to the Company’s record and beneficial stockholders. Subject to the requirements of applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent, Merger Sub and their affiliates, associates, agents and advisors, shall keep such information confidential and use the information contained in any such labels, listing and files only in connection with the Offer and the Merger and, should the Offer terminate or if this Agreement shall be terminated, will deliver to the Company all copies of such information then in their possession.

     Section 1.3 Directors.

     (a) Subject to compliance with applicable Laws, effective upon the payment by Merger Sub for Shares pursuant to the Offer representing at least such number of Shares as shall satisfy the Minimum Condition, and from time to time thereafter, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of the total number of directors on the Board of Directors of the Company (determined after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent or its affiliates bears to the total number of Shares then outstanding, and the Company shall, upon request of Parent, promptly take all actions necessary to cause Parent’s designees to be so elected, including, if necessary, by obtaining the resignations of one or more existing directors, promptly filling vacancies or newly created directorships on the Board of Directors of the Company or increasing the size of the Board of Directors of the Company; provided, however, that Parent shall be entitled to designate at least a majority of the directors on the Board of Directors of the Company (as long as Parent and its affiliates beneficially own a majority of the Shares of the Company); provided, further, that prior to the Effective Time (as hereinafter defined), the Board of Directors of the Company shall always have at least three (3) members who were members of the Board of Directors of the Company as of immediately prior to payment by Merger Sub for Shares pursuant to the Offer and who are independent directors for purposes of the continued listing requirements of the NASDAQ (each such member a “Company Director” and, collectively, “Company Directors”). If prior to the Effective Time, (i) the number of directors who are Company Directors is reduced to two (2), the remaining directors who were Company Directors shall be entitled to designate a person to the Board of Directors of the Company who is not an officer, director, employee or designee of Parent, Merger Sub or any of their affiliates, (ii) the number of directors who are Company Directors is reduced to one (1) prior to the Effective Time, the remaining director who was a Company Director shall be entitled to designate two (2) persons to the Board of Directors of the Company who are not an officer, director, employee or designee of Parent, Merger Sub or any of their affiliates and who shall be considered Company Directors for purposes of this Agreement, and (iii) there shall be no Company Directors for any reason, then the remaining individuals who constituted the Company’s Board of Directors immediately prior to the Acceptance Time shall designate three (3) individuals to serve on the Company’s Board of Directors who are not officers, employees or affiliates of Parent, Merger Sub or their affiliates (and in each case, the persons so designated shall be considered Company Directors for purposes of this Agreement). At each such time Parent is entitled to designate directors on the Board of Directors of the Company, the Company will, subject to any limitations imposed by applicable Laws, also cause (i) each committee of the Board of Directors of the Company, (ii) the board of directors of each of the Subsidiaries (as defined in Section 9.14(a)) and (iii) each committee of such board of directors of each of the Subsidiaries to include persons designated by Parent constituting at least the same percentage of each such committee or board as Parent’s designees constitute on the Board of Directors of the Company. The provisions of this Section 1.3(a) are in addition to and shall not limit any rights that any of Merger Sub, Parent or any of their respective affiliates may have as holder or beneficial owner of Shares as a matter of applicable Laws with respect to the election of directors, to the extent they are not exercised in contravention of this Section 1.3(a) .

     (b) The Company’s obligations to cause the election or appointment of Parent’s designees to the Board of Directors of the Company shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section 1.3, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under such Section and Rule in order to fulfill its obligations under this Section 1.3, so long as Parent shall have provided to the Company on a timely basis the information and consents with respect to Parent and its nominees, officers, directors and affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. Parent will be solely responsible for any information with respect to itself and its nominees, officers and affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.

     (c) Notwithstanding anything in this Agreement to the contrary, following the time directors designated by Parent are elected or appointed to the Board of Directors of the Company and prior to the Effective Time, the affirmative vote of a majority of the Company Directors shall be required to (i) amend or terminate this Agreement on behalf of the Company or to amend or modify the Offer or the Merger, (ii) exercise any of the Company’s rights or remedies hereunder (it being agreed that the vote of a majority of the Company Directors shall be sufficient in order to permit the Company to enforce the obligations of Parent and Merger Sub pursuant to this Agreement and the Company’s other rights and remedies hereunder), (iii) agree to extend the time for performance of Parent’s or Merger Sub’s obligations hereunder or to waive any of the Company’s rights or remedies hereunder, or (iv) take any other action by the Company in connection with this Agreement and the transactions contemplated hereby required to be taken by the Company or the Board of Directors of the Company. The Company Directors shall have the authority to retain counsel (which may include current counsel to the Company) and other advisors at the reasonable expense of the Company as determined appropriate by the Company Directors for the purpose of fulfilling their obligations hereunder and shall have the authority, after the Acceptance Time, to institute any action on behalf of the Company to enforce the performance of this Agreement in accordance with its terms.

     Section 1.4 The Top-Up Option.

     (a) The Company hereby grants to Merger Sub an irrevocable option (the “Top-Up Option”), subject to the terms and conditions hereof, to purchase that number of Shares (the “Top-Up Option Shares”) equal to the lowest number of Shares that, when added to the number of Shares owned by Parent, Merger Sub and their respective affiliates at the time of such exercise, shall constitute one Share more than the number of Shares necessary to effect the Merger without a meeting of stockholders of the Company in accordance with Section 253 of the DGCL, at an exercise price per Top-Up Share equal to the Offer Price.

     (b) The Top-Up Option shall only be exercisable once in whole and not in part at any time within ten (10) business days following the Acceptance Date; provided, however, that the Top-Up Option shall not be exercisable and shall terminate on the Acceptance Date if (i) the issuance of the Top-Up Option Shares would require stockholder approval under the rules and regulations of the NASDAQ, (ii) the number of Top-Up Option Shares would exceed the number of authorized but unissued Shares or (iii) after the issuance of Shares pursuant to the Top-Up Option, it will be insufficient to allow Merger Sub to effect the Merger without a meeting of stockholders of the Company in accordance with Section 253 of the DGCL; and, provided, further, that the Top-Up Option shall terminate concurrently with the termination of this Agreement.

     (c) In the event Merger Sub wishes or is required to exercise the Top-Up Option, Merger Sub shall so notify the Company in writing and shall set forth in such notice (i) the number of Shares owned by Parent and Merger Sub immediately preceding the purchase of the Top-Up Option Shares and (ii) the place and time for the closing of the purchase of the Top-Up Option Shares (the “Top-Up Closing”). The Company shall, as soon as practicable following receipt of such notice, notify Parent and Merger Sub in writing of the number of Shares then outstanding and the number of Top-Up Option Shares. At the Top-Up Closing, Merger Sub shall pay to the Company the aggregate price required to be paid for the Top-Up Option Shares and the Company shall cause to be issued to Merger Sub a certificate representing the Top-Up Option Shares. In the event that Merger Sub becomes the owner of 90% or more of the outstanding Shares, Parent shall promptly cause Merger Sub to consummate the Merger in accordance with Section 253 of the DGCL.

     (d) Parent and Merger Sub acknowledge that the Shares which Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Laws and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Merger Sub represent and warrant to the Company that Merger Sub is, or will be upon the purchase of the Top-Up Option Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act. Merger Sub agrees that the Top-Up Option and the Top-Up Options Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

ARTICLE II

THE MERGER

     Section 2.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL at the Effective Time, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”).

     Section 2.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York at 10:00 a.m., local time, on a date to be specified by the parties (the “Closing Date”) which shall be no later than the second business day after the satisfaction or waiver (to the extent permitted by applicable Laws) of the conditions set forth in Article VII hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing.

     Section 2.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Merger Sub in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

     Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

     Section 2.5 Certificate of Incorporation and By-laws of the Surviving Corporation. Subject to Section 6.9, at the Effective Time, (a) the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as the Certificate of Incorporation of Merger Sub read immediately prior to the Effective Time, in the form previously provided to the Company, except that the name of the Surviving Corporation shall be Respironics, Inc. and the provision in the Certificate of Incorporation of Merger Sub naming its incorporator shall be omitted, and (b) the by-laws of the Surviving Corporation shall be amended so as to read in their entirety as the by-laws of Merger Sub as in effect immediately prior to the Effective Time, in the form previously provided to the Company, until thereafter amended in accordance with applicable Laws, except the references to Merger Sub’s name shall be replaced by references to Respironics, Inc.

     Section 2.6 Directors. Subject to applicable Laws, the directors of Merger Sub as of the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

     Section 2.7 Officers. The officers of the Company as of the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE III

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

     Section 3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

     (a) Conversion of Shares. Each Share outstanding immediately prior to the Effective Time, other than (i) Shares to be cancelled pursuant to Section 3.1(b)and (ii) Dissenting Shares (as hereinafter defined), shall be converted automatically into and shall thereafter represent the right to receive the Offer Price (without any interest thereon) (the “Merger Consideration”). All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 3.1 shall be automatically cancelled and shall cease to exist, and the holders of certificates which immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration.

     (b) Parent and Merger Sub-Owned Shares. Each Share that is owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time or held by the Company immediately prior to the Effective Time (in each case, other than any such Shares held on behalf of third parties) (the “Cancelled Shares”) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

     (c) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and, together with the shares of common stock referred to above, shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

     (d) Dissenters’ Rights. Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), Shares that are issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and that are held by holders of such Shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 262 unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, and the Surviving Corporation shall remain liable for payment of the Merger Consideration for such Shares. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the immediately preceding sentence. The Company will give Parent (i) notice of any demands received by the Company for appraisals of Shares and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such notices and demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle any such demands.

     (e) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the

Company shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution is declared with a record date during such period, the Merger Consideration shall be equitably adjusted to reflect such change.

     Section 3.2 Exchange of Certificates.

     (a) Paying Agent. Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed to act as a paying agent hereunder and approved in advance by the Company in writing (and pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company) (the “Paying Agent”), in trust for the benefit of holders of the Shares, cash in U.S. dollars sufficient to pay the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares), payable upon due surrender of the certificates that immediately prior to the Effective Time represented Shares (the “Certificates”) (or effective affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry (the “Book-Entry Shares”) pursuant to the provisions of this Article III (such cash being hereinafter referred to as the “Exchange Fund”).

     (b) Payment Procedures.

          (i) As soon as reasonably practicable after the Effective Time and in any event not later than the second business day following the Effective Time, the Paying Agent shall mail to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 3.1, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may mutually agree), and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration.

          (ii) Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor a check in an amount equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares multiplied by (y) the Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes (as hereinafter defined) have been paid or are not applicable.

          (iii) The Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986 (the “Code”) or any provision of U.S. state or local Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity (as hereinafter defined), such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding were made.

     (c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for transfer, they shall be cancelled and exchanged for a check in the proper amount pursuant to this Article III.

     (d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares one (1) year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with this Section 3.2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Shares.

     (e) No Liability. Notwithstanding anything herein to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

     (f) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as disclosed in the Company SEC Documents (as hereinafter defined) filed or furnished on or prior to the date hereof (excluding, in each case, any disclosures set forth in any risk factor section and in any section relating to forward-looking statements to the extent they are cautionary, predictive or forward-looking in nature), or in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the

“Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:

     Section 4.1 Qualification, Organization, Subsidiaries, etc.

     Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize that concept) under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (with respect to jurisdictions which recognize that concept) as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect (as hereinafter defined). As used in this Agreement, any reference to any facts, circumstances, events or changes having a “Company Material Adverse Effect” means such facts, circumstances, events or changes that are materially adverse to the business, financial condition, assets or results of operations of the Company and its Subsidiaries, taken as a whole, but shall not include, (a) facts, circumstances, events or changes resulting from (i) general changes in economic or political conditions, (ii) general changes in the securities, credit or financial markets, (iii) general changes in the medical devices business or in the geographic markets in which the Company operates, (iv) changes or proposed changes in Laws or regulations (or interpretations thereof) applicable to the Company and its Subsidiaries, (v) any loss of, or adverse change in, the relationship of the Company with its customers, employees or suppliers that the Company establishes was proximately caused by the announcement of this Agreement or the pendency or consummation of the Offer, the Merger or the other transactions contemplated hereby, (vi) the taking of any action required by this Agreement or consented to or requested by Parent in writing, (vii) any acts of terrorism or war (other than any of the foregoing that causes any damage or destruction to or renders unusable any material facility or material property of the Company or any of its Subsidiaries), or (viii) changes in GAAP or the interpretation thereof applicable to the Company and its Subsidiaries, except, in the case of the foregoing clauses (i), (ii), (iii) or (vii) to the extent such changes or developments referred to therein have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the medical devices industry (unless otherwise excluded from the definition hereof), or (b) any decline in the stock price of the Shares on NASDAQ or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period or periods (provided that the exception in this clause (b) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change or development underlying such decline or failure has resulted in, or contributed to, a Company Material Adverse Effect). The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Company’s amended and restated certificate of incorporation and by-laws, each as amended through the date hereof, and each as so delivered is in full force and effect.

     Section 4.2 Capital Stock.

     (a) The authorized capital stock of the Company consists of one hundred million (100,000,000) Shares. As of December 18, 2007, (i) 81,223,108 Shares were issued and 74,232,813 Shares were outstanding, (ii) 6,990,295 Shares were held in treasury, (iii) 3,382,585 Shares were reserved for issuance under the employee and director stock plans of the Company or its predecessors (“Company Stock Plans”), (iv) Shares were reserved for issuance under the Rights Agreement and (v) no other Shares were reserved for issuance. All outstanding Shares, the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries, all Shares reserved for issuance as noted in clauses (iii) and (iv) and any Shares issued pursuant to the Top-Up Option, when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free and clear of pre-emptive rights and Liens (as hereinafter defined).

     (b) Except as set forth in subsection (a) above, as of the date hereof, (i) the Company does not have any shares of its capital stock issued or outstanding other than Shares that have become outstanding after December 18, 2007, which were reserved for issuance as of such date as set forth in subsection (a) above, and (ii) other than the Top-Up Option and the Rights Agreement, there are no outstanding subscriptions, options, warrants, calls, convertible securities, conversion rights, stock appreciation rights, redemption rights, repurchase rights or other similar rights, agreements, arrangements or commitments relating to the issuance of capital stock to which the Company or any of the Company’s Subsidiaries is a party obligating the Company or any of the Company’s Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, other than, in the case of capital stock or other equity interests of the Company’s Subsidiaries, issuances to the Company or to wholly-owned Subsidiaries of the Company, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities, conversion right, stock appreciation right, redemption right, repurchase right or other similar right, agreement, arrangement or commitment, or (C) redeem or otherwise acquire any such shares of capital stock or other equity interests. Except for the acquisition of Shares in accordance with the Company Stock Plans and otherwise in compliance with this Agreement, since June 30, 2007, there has not been any declaration, setting aside, authorization or payment of any dividend on, or the making of any distribution with respect to, any shares of capital stock of the Company or any of its Subsidiaries (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except for dividends or other distributions paid or made to the Company by its wholly-owned Subsidiaries, or pro rata dividends by its other Subsidiaries, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its Subsidiaries or any agreement to do any of the foregoing.

     (c) Except for awards to acquire or receive Shares under the Company Stock Plans, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

     (d) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

     (e) Assuming that neither Parent nor any of its Subsidiaries or affiliates has any ownership interest (including but not limited to shares or units) in any of the entities listed on Section 4.2(e) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any voting interest in any person, the acquisition of which would require an additional filing by Parent under the HSR Act.

     (f) Each Company Stock Option (as hereinafter defined) has an exercise price at least equal to the average of the high and low prices of a Share on the NASDAQ on the grant date of such option and complies with Section 409A of the Code. Section 4.2(f) of the Company Disclosure Schedule contains a correct and complete list of stock options, stock appreciation rights, restricted stock, restricted stock units and performance units under the Company Stock Plans, including the holder, date of grant, number of Shares and, where applicable, the exercise price.

     Section 4.3 Corporate Authority Relative to This Agreement; No Violation.

     (a) The Company has requisite corporate power and authority to enter into this Agreement, to perform its obligations under this Agreement and, subject to receipt of the Company Stockholder Approval (as hereinafter defined), if applicable, to consummate the transactions contemplated hereby. The Board of Directors of the Company at a duly held meeting has unanimously (i) determined that it is in the best interests of the Company and its stockholders (other than holders of Shares that are affiliates of Parent), and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger, and (iii) recommended that the stockholders of the Company tender all of their Shares into the Offer, and approve the adoption of this Agreement and directed that the adoption of this Agreement be submitted for consideration of the stockholders of the Company at the Company Meeting (as hereinafter defined), if required. Except for the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

     (b) The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any United States or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”), other than (i) the filing of the Certificate of Merger, (ii) compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR

Act”), (iii) compliance with the applicable requirements of the Exchange Act, including the filing of the Schedule 14D-9 in connection with the Offer and the Proxy Statement (as hereinafter defined), if applicable, in connection with the Company Stockholder Approval, (iv) compliance with the rules and regulations of the NASDAQ, (v) filings with the Governmental Entities set forth on Section 4.3(b) of the Company Disclosure Schedule, (vi) compliance with any applicable foreign or state securities or blue sky laws, and (vii) the other consents and/or notices set forth on Section 4.3(b) of the Company Disclosure Schedule (collectively, clauses (i) through (vii), the “Company Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification (A) the failure of which to make or obtain is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or prevent or materially delay the consummation of the Offer or the Merger or (B) that arises in connection with Laws or Contracts binding on Guarantor and/or any of its Subsidiaries but not binding on the Company or any of its Subsidiaries.

     (c) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not, assuming compliance with the matters referenced in Section 4.3(b) and the receipt of the Company Stockholder Approval, (i) contravene or conflict with the organizational or governing documents of the Company or any of its Subsidiaries, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any Company Material Contract (as hereinafter defined) or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, other than, in the case of clause (i) with respect to Subsidiaries and clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss, Lien or other matter that (A) is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or (B) that arises in connection with Laws or Contracts binding on Guarantor and/or any of its Subsidiaries but not binding on the Company or any of its Subsidiaries.

     Section 4.4 Reports and Financial Statements.

     (a) The Company has filed or furnished, and will file or furnish on a timely basis, all forms, documents and reports required to be filed or furnished by it with the SEC since June 30, 2005 (the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied, or in the case of Company SEC Documents to be filed after the date hereof, will comply, in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations promulgated thereunder, and none of the Company SEC Documents contained, or, in the case of Company SEC Documents to be filed after the date hereof, will contain any untrue statement of a material fact or omitted or, in the case of Company SEC Documents to be filed after the date hereof, will omit, to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) The consolidated financial statements of the Company included in the Company SEC Documents (including all related notes and schedules, where applicable) fairly present or, in the case of Company SEC Documents to be filed after the date hereof, will fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Since June 30, 2007 through the date of this Agreement, there has not been any material change in any method of financial accounting by the Company or any of its Subsidiaries, except as required by GAAP and disclosed in the Company SEC Documents filed prior to the date hereof.

     Section 4.5 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended June 30, 2007, and such assessment concluded that such controls were effective. The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ and the Sarbanes-Oxley Act.

     Section 4.6 No Undisclosed Liabilities. Except (a) as disclosed in or reflected or reserved against in the Company’s consolidated financial statements (or the notes thereto) included in the Company SEC Documents filed prior to the date hereof, (b) as incurred in connection with the transactions contemplated hereby, (c) for liabilities and obligations incurred in the ordinary course of business since June 30, 2007, and (d) for liabilities or obligations which have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business, as of the date hereof, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be disclosed, reflected or reserved on a consolidated balance sheet of the Company and its Subsidiaries (or in the notes thereto), other than those which are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     Section 4.7 Compliance with Law; Permits.

     (a) The Company and each of the Company’s Subsidiaries have been since June 30, 2005 and are in compliance with and are not in default under, or in violation of, any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     (b) The Company and the Company’s Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity (collectively, “Permits”), including all Permits under the Federal Food, Drug and Cosmetic Act of 1938, as amended (including the rules and regulations promulgated thereunder, the “FDCA”), necessary for the Company and the Company’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Any modifications by the Company or any of its Subsidiaries to any product marketed by the Company or any of its Subsidiaries have been made in accordance with applicable Laws, except for such failures that are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. All manufacturing facilities are operated in compliance with the Food and Drug Administration’s (“FDA”) Quality System Regulation requirements at 21 C.F.R. Part 820, as applicable, except for such failures that are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is included on FDA’s AIP list.

     Section 4.8 Regulatory Compliance. The products that are developed, manufactured, tested, distributed and/or marketed by the Company or any of its Subsidiaries and are subject to the FDCA or similar Laws in any foreign jurisdiction (a “Medical Device”) are being developed, manufactured, tested, distributed and/or marketed in compliance with all applicable requirements under the FDCA and similar Laws, including those relating to investigational use, premarket clearance or marketing approval to market a Medical Device, good manufacturing practices and labeling, except for failures in compliance that individually or in the aggregate have not had, and are not reasonably likely to have, a Company Material Adverse Effect.

     Section 4.9 Environmental Laws and Regulations.

     (a) Except as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws (as hereinafter defined), (ii) none of the properties currently or formerly owned or leased by the Company or any of its Subsidiaries contains any Hazardous Substance (as hereinafter defined) as a result of any activity of the Company or any of its Subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws, (iii) since June 30, 2005 through the date hereof, neither the Company nor any of its Subsidiaries has received any notices, demand letters or requests for information from any federal, state, local or foreign Governmental Entity or other person indicating that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of its businesses, (iv) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, or in a manner giving rise to any liability under Environmental Law, from any properties currently or formerly owned or leased by the Company or any of its Subsidiaries as a result of any activity of the Company or any of its Subsidiaries during the time such properties were owned, leased or operated by the Company or any of its Subsidiaries and (v) neither the Company, its Subsidiaries nor any of their respective properties are subject to any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, indemnity obligation, judgment or written claim asserted or arising under any Environmental Law. It is agreed and understood that no representation or warranty is made in respect of environmental matters in any Section of this Agreement other than this Section 4.9.

     (b) As used herein, “Environmental Law” means any Law, including any common law principle, relating to (x) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date hereof.

     (c) As used herein, “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Entity or any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos-containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

     Section 4.10 Employee Benefit Plans.

     (a) Section 4.10(a)(i) of the Company Disclosure Schedule lists all Company Benefit Plans. “Company Benefit Plans” means (i) all employee, director or other service provider benefit plans, programs, policies, agreements or other arrangements, including, but not limited to, any “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and (iii) any bonus, commission, incentive, deferred compensation, vacation, stock purchase, stock option, stock appreciation rights, equity compensation, severance, workers' compensation, retirement savings, paid time off, employment, severance, termination, change of control or fringe benefit plan, program or agreement, in each case that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of the Company or its Subsidiaries; provided, however, that Company Benefit Plans shall not include any Company Foreign Plan. For purposes of this Agreement, the term “Company Foreign Plan” shall refer to each plan, program or contract that is subject to or governed by the Laws of any jurisdiction other than the United States, and which would have been treated as a Company Benefit Plan had it been a United States plan, program or contract. Section 4.10(a)(ii) of the Company Disclosure Schedule lists all Company Foreign Plans with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have any liability.

     (b) The Company has heretofore made available to Parent true and complete copies of each of the Company Benefit Plans and all related documents, including, but not limited to, (i) each writing constituting a part of such Company Benefit Plan, including all amendments thereto; (ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; and (iii) the most recent determination letter from the IRS (if applicable) for such Company Benefit Plan.

     (c) Each Company Benefit Plan has been maintained and administered in compliance in all material respects with its terms and with applicable Laws, including ERISA and the Code to the extent applicable thereto. Each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and, to the knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect in any material respect the qualified status of any such plan. No Company Benefit Plan is subject to Title IV of ERISA. No Company Benefit Plan provides material benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors or other service providers of the Company or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Laws or (B) benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA). No material liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any ERISA Affiliate of the Company that has not been satisfied in full (other than with respect to amounts not yet due), and no condition exists that presents a risk to the Company, its Subsidiaries or any ERISA Affiliate of the Company of incurring a material liability thereunder. No Company Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. All material contributions or other amounts payable by the Company or its Subsidiaries as of the date hereof with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP. Neither the Company nor its Subsidiaries has engaged in a transaction in connection with which the Company or its Subsidiaries reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code. There are no pending or, to the knowledge of the Company, threatened material claims (other than routine claims for benefits) by, on behalf of, or against, any of the Company Benefit Plans or any trusts related thereto. As of the date hereof, there is no pending or, to the knowledge of the Company, threatened, material litigation relating to the Company Benefit Plans.

     (d) All Company Foreign Plans (A) have been maintained in all material respects in accordance with all applicable requirements, (B) if they are intended to qualify for special Tax treatment, meet all material requirements for such treatment and (C) if they are required to be funded and/or book-reserved, are funded and/or book-reserved, in all material respects, based upon reasonable actuarial assumptions and in accordance with applicable Laws. The Company and its Subsidiaries have no material unfunded liabilities with respect to any such Company Foreign Plan. As of the date hereof, there is no pending or, to the knowledge of the Company, threatened, material litigation relating to Company Foreign Plans. “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

     (e) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any current or former employee, consultant or officer of the Company or any of its Subsidiaries to severance pay, increase in severance pay, unemployment compensation or any other payment, except as expressly provided in the Company Disclosure Schedule or this Agreement or as required by applicable Laws, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) or increase the compensation or benefits under Company Benefit Plans or increase the amount of compensation or benefits due any such employee, consultant or officer, except as expressly provided in the Company Disclosure Schedule or this Agreement, (C) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Company Benefit Plans or (D) result in payments under any of the Benefit Plans which would not be deductible under Section 280G of the Code.

     Section 4.11 Absence of Certain Changes or Events.

     (a) Since June 30, 2007 through the date of this Agreement, (i) other than in connection with the transactions contemplated by this Agreement, the Company and its Subsidiaries have conducted their respective business only in accordance with its ordinary course of business consistent with past practice, and (ii) the Company and its Subsidiaries have not engaged in any material transaction other than in accordance with its ordinary course of business consistent with past practice.

     (b) Since June 30, 2007, there has not been any event, development or state of circumstances that has had, or is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     Section 4.12 Investigations; Litigation. There (a) is no investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of the Company’s Subsidiaries which is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, and (b) are no actions, suits, inquiries, investigations or proceedings pending (or, to the knowledge of the Company, threatened) against or affecting the Company or any of the Company’s Subsidiaries, or any of

their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case which is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any material judgment, order, writ, injunction, decree or award of any Governmental Entity that is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     Section 4.13 Schedule 14D-9; Offer Documents; Other Information.

     (a) None of the information supplied or to be supplied in writing by or on behalf of the Company specifically for inclusion in the Offer Documents will, at the times such documents are filed with the SEC and are mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

     (b) The Schedule 14D-9 will not, at the time the Schedule 14D-9 is filed with the SEC and at all times prior to the purchase of Shares by Merger Sub pursuant to the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent, Merger Sub or any of their affiliates for inclusion in the Schedule 14D-9. The Schedule 14D-9 will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder as of the date of filing.

     (c) The proxy statement (including the letter to stockholders, notice of meeting and form of proxy, the “Proxy Statement”) that may be filed by the Company with the SEC in connection with seeking the adoption of this Agreement by the stockholders of the Company will not, at the time it is filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Company Meeting, and at the time of any amendments or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company will cause the Proxy Statement to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto as of the date of such filing. No representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied, or required to be supplied, by Parent, Merger Sub, the dealer managers or any of their affiliates specifically for inclusion or incorporation by reference therein.

     Section 4.14 Rights Plan; Takeover Statutes. The Board of Directors of the Company has resolved to, and the Company after the execution of this Agreement will, take all action necessary to render the Rights (as defined in the Rights Agreement) inapplicable to the Offer, the Merger and the execution and operation of this Agreement. Neither the execution and delivery of this Agreement nor the consummation of the Offer, the Merger and any of the transactions contemplated hereby will result in the occurrence of a Distribution Date, as defined in the Rights Agreement, or otherwise cause the Rights to become exercisable by the holders thereof. No “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation is applicable to the Company, the Shares, or the transactions contemplated by this Agreement, other than Section 203 of the DGCL, which has been rendered inapplicable to the transactions contemplated by this Agreement by virtue of the approval of this Agreement and such transactions by the Board of Directors of the Company.

     Section 4.15 Tax Matters.

     (a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries have prepared and timely filed or delivered (taking into account any extension of time within which to file) all Tax Returns required to be filed or delivered by any of them and all such Tax Returns are complete and accurate, (ii) the Company and each of its Subsidiaries have paid all Taxes that are required to be paid by any of them, except, in the case of clauses (i) through (iii) hereof, with respect to matters for which adequate reserves have been established in accordance with GAAP, (iii) all Taxes that the Company or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been properly deposited or properly paid over to the proper Governmental Authority, (iv) Tax matters that have been contested by the Company have been contested in good faith, (v) neither the Company nor any of its Subsidiaries has executed any currently effective waiver of any statute of limitations period applicable to any Tax Return which period has not yet expired, (vi) the U.S. consolidated federal income Tax Returns of the Company have been examined by the Internal Revenue Service (the “IRS”) (or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired) through the fiscal years ended June 30, 2003, (vii) none of the Tax Returns referred to in clause (i) are currently under any audit, suit, proceeding, examination or assessment by the IRS or the relevant state, local or foreign taxing authority and there are not pending or, to the knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes, (viii) no closing agreements, private letter rulings, or technical advance memoranda have been entered into or issued by, or analogous agreement or rulings under foreign, state or local law have been entered into or issued by, any taxing authority with respect to the Company or any Subsidiary, and neither the Company nor any of its Subsidiaries has outstanding any ruling request, request for consent to change a method of accounting or subpoena with or from a taxing authority in connection with any Tax matter, (ix) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens (as defined in Section 9.14(a)), (x) to the knowledge of the Company, no claim has been made in the last six years in writing by an authority in a jurisdiction where the Company or any Subsidiary does not file income Tax Returns that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction or should have been included in a combined or consolidated return of that jurisdiction, (xi) neither the Company nor any of its Subsidiaries (A) has any liability for the Taxes of any person (other than members of the consolidated group of which Company is the common parent) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Laws), as a transferee or successor, by contract, or otherwise or (B) is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar Contract or agreement other than any Contract or agreement between or among the Company and any of its subsidiaries, (xii) none of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Laws) and (xiii) neither the Company nor any of its Subsidiaries (including current or former subsidiaries) has been a party to any transaction which the IRS has determined to be a “listed transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(2).

     (b) As used in this Agreement, (i) “Tax” or “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

     Section 4.16 Labor Matters. Except as set forth in Section 4.16 of the Company Disclosure Schedule, as of the date hereof: (a) neither the Company nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; (b) there are no material strikes, lockouts, labor disputes, pickets slowdowns or walk-outs, work stoppages, slow-downs or lockouts in effect or, to the knowledge of the Company, threatened with respect to any employees of the Company or any of its Subsidiaries, nor has there been any of the foregoing since June 30, 2005; and (c) to the knowledge of the Company, there is no material union organizing effort pending or threatened against the Company or any of its Subsidiaries, and no material demand for recognition of any employees of the Company or any Subsidiary made by or on behalf of any labor organization or trade union, since June 30, 2005.

     Section 4.17 Intellectual Property.

     (a) Section 4.17(a) of the Company Disclosure Schedule lists (i) all patents (including reissues, reexaminations, divisions, continuations and extensions thereof) granted to the Company worldwide, indicating for each such patent the patent number, issue date, and title (the “Granted Patents”) and (ii) all trademarks registered by the Company worldwide (the “Registered Trademarks”). The Parties acknowledge that these lists may not include IP that has been acquired by the Company since September 1, 2007. The Granted Patents and Registered Trademarks are collectively, the “Scheduled IP”. The Company or its Subsidiaries exclusively own (beneficially, and of record where applicable) all Scheduled IP, free and clear of all encumbrances and exclusive licenses not granted in the ordinary course of business.

     (b) The Company and its Subsidiaries have sufficient rights to use all IP used in their business, all of which rights shall survive unchanged the consummation of the transactions contemplated hereby , except where the change is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, except for any of the following that individually or in the aggregate is not reasonably likely to have a Company Material Adverse Effect: (A) (i) the operation of the business of the Company and its Subsidiaries as currently conducted, (ii) the sale or use of the products and/or services of the Company and its Subsidiaries, (iii) the use in any form or in any way of the IP Owned by the Company and IP Licensed to the Company and/or (iv) the performance of the Company and/or any Subsidiary of the Company under IP Licensed by the Company (clauses (i)-(iv), individually and collectively, the “Company IP”), do not conflict with, infringe, misappropriate or otherwise violate the IP of any third party, and no claim is pending or threatened against the Company or any of its Subsidiaries alleging any of the foregoing; and (B) (i) there is no litigation, interference or claim pending, asserted or, to the knowledge of the Company, threatened against the Company or its Subsidiaries concerning the ownership of any of the Company IP and (ii) no valid basis for any such litigation, interference or claim exists with respect to the Company IP.

     (c) To the knowledge of the Company, except for any of the following that individually or in the aggregate is not reasonably likely to have a Company Material Adverse Effect: the Company is (i) licensed or otherwise possesses legally enforceable rights to use the IP Licensed to the Company and IP Licensed by the Company, in each case, that is material to the business of the Company as presently conducted and (ii) the exclusive owner of the entire and unencumbered right, title and interest in and to each item of the IP Owned by the Company.

     (d) To the knowledge of the Company, except for any of the following that individually or in the aggregate is not reasonably likely to have a Company Material Adverse Effect: none of the IP Owned by the Company (other than the IP Owned by the Company that is the subject of pending patent and trademark applications) has been adjudged invalid or unenforceable in whole or part.

     (e) To the knowledge of the Company, except for any of the following that individually or in the aggregate is not reasonably likely to have a Company Material Adverse Effect: (i) each of the IP Licensed to the Company and IP Licensed by the Company (individually and collectively, the “IP Contracts”) is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect and represents the entire understanding between the respective parties with respect to the subject matter of these IP Contracts, (ii) there are no defaults under each of these IP Contracts that will result in payments by the Company or any of its Subsidiaries, (iii) no party to any of these IP Contracts has threatened to terminate such IP Contract on account of any breach (actual or alleged), (iv) neither the Company nor any of its Subsidiaries has (A) received any notice of termination or cancellation under any of these IP Contracts, (B) received any notice of breach or default under any of these IP Contracts, which breach has not been cured, and/or (C) granted to any third party any rights, adverse or otherwise, under any of these IP Contracts that would constitute a breach of such IP Contract and (v) none of the Company, its Subsidiaries or, to the knowledge of the Company, any party to each of these IP Contracts, is in breach or default thereof in any material respect, and no event has occurred that, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under such IP Contract.

     (f) As used in this Agreement:

          (i) “IP Licensed by the Company” shall mean any and all assignments, covenants, commitments, understandings and/or other agreements relating to privileges, permissions, immunities, authorizations and/or other type or kind of right granted by the Company and/or a Subsidiary of the Company to a third party with respect to IP Owned by the Company.

          (ii) “IP Licensed to the Company” shall mean any and all assignments, covenants, commitments, understandings and/or other agreements relating to privileges, permissions, immunities, authorizations and/or other type or kind of right granted by a third party to the Company and/or a Subsidiary of the Company with respect to IP Owned by a Third Party (other than licenses of commercial off-the-shelf, click-wrap or shrink-wrap computer software).

          (iii) “IP Owned by a Third Party” shall mean each item of IP owned or controlled, in whole or in part, by a third party anywhere in the world.

          (iv) “IP Owned by the Company” shall mean each item of IP owned or controlled, in whole or in part, by the Company or any Subsidiary of the Company anywhere in the world.

          (v) “IP” shall mean (A) any and all inventions (including all invention disclosures, whether or not filed as patent applications, within the last four (4) years prior to the date of this Agreement), works, drawings, specifications, samples, models, processes, procedures, instructions, technology, applied development engineering data, reports, hardware, customer lists and data bases and all other technical or commercial information, data, and documents of any kind whatsoever and all forms of protection afforded by Law to inventions, models, designs or technical information, whether or not protectable, registrable and/or confidential, in any part of the world, and applications therefor or which otherwise arises or is enforceable under the Laws of the United States, any other jurisdiction or any bi-lateral or multilateral treaty regime including, but not limited to, any and all patents (including reissues, reexaminations, divisions, continuations and extensions thereof), patent applications and registrations, utility models, trade secrets, registered and unregistered designs including mask works, copyrights, and moral rights, (B) trademarks, service marks, domain names, trade dress, logos, trade names, corporate names, brand names and the like and other source identifiers, whether or not registrable, pending as applications for registrations and/or registered in any and/or all countries of the world, (C) computer software, programs and databases in any form, whether executable, binary or source code, together with input and output formats, source and object codes, program listings, data models, flow charts, outlines, narrative descriptions, operating instructions and supporting documentation, and includes the tangible media upon which such programs and documentation are recorded, as well as Internet web sites, web content and links, all versions, updates, corrections, enhancements and modifications thereof, and all related documents, (D) all disclosures, applications and registrations for any of the foregoing and (E) all extensions, modifications, renewals, divisions, continuations, continuations-in-part, reissues, restorations and reversions related to any of the foregoing.

     Section 4.18 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of each of Goldman, Sachs & Co. and Raptor Partners LLC, substantially to the effect that, as of the date hereof, the $66 in cash to be received by holders of Shares in the Offer and the Merger is fair from a financial point of view to such holders.

     Section 4.19 Required Vote of the Company Stockholders. Subject to the accuracy of the representations and warranties of Parent and Merger Sub in Article V hereof, the affirmative vote of the holders of outstanding Shares representing at least a majority of all the votes entitled to be cast thereupon by holders of Shares is the only vote of holders of securities of the Company which is required to approve this Agreement and the Merger (the “Company Stockholder Approval”).

     Section 4.20 Charter Provisions. The Board of Directors of the Company has approved the Offer, the Merger and this Agreement, and such approval is sufficient to render inapplicable to the Offer, Merger and this Agreement, any restrictive provision of any applicable anti-takeover provision in the Company’s certificate of incorporation or by-laws.

Section 4.21 Material Contracts.

     (a) Except for this Agreement and except for any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”) filed as exhibits to the Company SEC Documents, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract:

          (i) that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

          (ii) that relates to any acquisition of assets or of a business by the Company or any of its Subsidiaries to which there may be any future obligation on the part of the Company or any of its Subsidiaries to make additional payments in excess of $1 million, including by means of an earn-out or similar contingent payment mechanism but excluding indemnification obligations;

          (iii) that purports to contain any material noncompetition provisions restricting the type of business in which the Company or its Subsidiaries (or, after the Effective Time, Parent or its respective Subsidiaries) may engage;

          (iv) to which the Company or any of its Subsidiaries is a party containing a standstill or similar agreement pursuant to which the Company or any Subsidiary has agreed not to acquire assets or securities of the other party or of any of the affiliates of such party;

          (v) providing for indemnification by the Company or any of its Subsidiaries, except as relates to Taxes, of any person, except for such indemnification provisions as are (x) customary in the Company’s industry or incidental to the routine conduct of its business, (y) not reasonably likely to be material to the Company or any of its Subsidiaries, taken as a whole, or (z) entered into in the ordinary course of business or in connection with the acquisition or disposition of assets or a business; and

          (vi) that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any person or assets.

(each such Contract described in clauses (i) through (vi) and each Contract filed as an exhibit to the Company SEC Documents is referred to herein as a “Company Material Contract”).

     (b) A correct and complete copy of each Company Material Contract has, prior to the date of this Agreement, been made available to Parent or publicly filed with the SEC as an exhibit to the Company SEC Documents. Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, as of the date hereof, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Except as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect.

     Section 4.22 Finders or Brokers. Except for Goldman Sachs & Co. and Raptor Partners LLC, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Except as disclosed in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) or in Parent SEC Documents (as hereinafter defined) filed or furnished on or prior to the date hereof, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

     Section 5.1 Qualification; Organization, Subsidiaries, etc. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, is not reasonably likely, individually or in the aggregate, to prevent or materially delay or materially impair the ability of Parent or Merger Sub to satisfy the Tender Offer Conditions or the conditions precedent to the Merger, to obtain financing for the Offer or the Merger, or to consummate the Merger, the Offer and the other transactions contemplated by this Agreement (a “Parent Material Adverse Effect”).

     Section 5.2 Corporate Authority Relative to This Agreement; No Violation.

     (a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and by Parent, as the sole stockholder of Merger Sub, and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

     (b) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Offer and the Merger by Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the Certificate of Merger, (ii) compliance with the applicable requirements of the HSR Act, (iii) compliance with the applicable requirements of the Exchange Act, (iv) filings with and approvals from the Governmental Entities set forth on Section 5.2(b) of the Parent Disclosure Schedule, (v) compliance with any applicable foreign or state securities or blue sky laws, and (vi) the other consents and/or notices set forth on Section 5.2(b)of the Parent Disclosure Schedule (collectively, clauses (i) through (vi), collectively, the “Parent Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

     (c) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger, the Offer and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of Parent or any of its Subsidiaries, (ii) assuming compliance with the matters referenced in Section 5.2(b), contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any material Contract binding upon Parent or any of its Subsidiaries or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries, other than, in case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss, Lien or other matter that is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

     Section 5.3 Proxy Statement; Schedule 14D-9; Offer Documents.

     (a) None of the information provided by Parent or its Subsidiaries to be included in the Schedule 14D-9 or the Proxy Statement will, at the time it is filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) The Offer Documents will comply in all material respects with the provisions of applicable federal securities Laws and, on the date filed with the SEC and on the date first published, sent or given to the Company’s stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Merger Sub with respect to information supplied by the Company in writing for inclusion in the Offer Documents.

     Section 5.4 Available Funds. Parent and Merger Sub will have available at the Acceptance Date cash in an aggregate amount sufficient to pay the aggregate Offer Price, assuming all issued and outstanding Shares are tendered in the Offer and not withdrawn, and to enable Parent and Merger Sub to perform all of their respective obligations under this Agreement. Parent shall have available at the Effective Time, cash in an aggregate amount sufficient to pay the Merger Consideration and to enable Parent and Merger Sub to perform all of their respective obligations under this Agreement.

     Section 5.5 Capitalization of Merger Sub. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Acceptance Time and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any person other than Parent may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

     Section 5.6 No Vote of Parent Stockholders. No vote of the stockholders of Parent or any of its affiliates or the holders of any other securities of Parent or any of its affiliates (equity or otherwise) is required by any applicable Law, the certificate of incorporation or bylaws or other equivalent organizational documents of Parent or any of its affiliates or the applicable rules of any exchange on which securities of Parent or any of its affiliates are traded, in order for Parent and Merger Sub to consummate the transactions contemplated hereby.

     Section 5.7 Lack of Ownership of Shares. Neither Parent nor any of its Subsidiaries beneficially owns, directly or indirectly, any Shares or other securities convertible into, exchangeable into or exercisable for Shares. There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

     Section 5.8 No Additional Representations.

Except for the representations and warranties contained in Article IV, each of Parent and Merger Sub acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub.

ARTICLE VI

COVENANTS AND AGREEMENTS

     Section 6.1 Conduct of Business by the Company and Parent.

     (a) From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) as may be contemplated, required or permitted by this Agreement, or (iv) as set forth in Section 6.1 of the Company Disclosure Schedule, the Company covenants and agrees with Parent that the business of the Company and its Subsidiaries shall be conducted in, and such entities shall not take any action except in, the ordinary course of business and, to the extent consistent therewith, the Company and its Subsidiaries shall use their commercially reasonable efforts to preserve their business organizations intact, maintain in all material respects their respective existing relations with customers, suppliers, distributors, creditors, lessors and others having material business dealings with the Company and its Subsidiaries and keep available the services of the Company’s and its Subsidiaries’ present executive officers and key employees and agents.

     (b) Subject to the exceptions contained in clauses (i) through (iv) of Section 6.1(a) , the Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company:

          (i) shall not, and shall not permit any of its Subsidiaries that is not wholly-owned to, declare, set aside, authorize or pay any dividends on, or make any distribution with respect to, its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except dividends and distributions paid or made to the Company by its wholly-owned Subsidiaries or on a pro rata basis by other Subsidiaries;

          (ii) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly-owned Subsidiary of the Company which remains a wholly-owned Subsidiary after consummation of such transaction;

     (iii) except as required by written agreements, the Company Benefit Plans or the Company Foreign Plans existing on the date hereof or as otherwise required by applicable Laws (including Section 409A of the Code), shall not, and shall not permit any of its Subsidiaries to (A) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer, employee or other service provider of the Company or any of its Subsidiaries except for (i) increases in base salary in the ordinary course of business consistent with past practice for employees who are not officers or (ii) increases for employees who are not officers in the ordinary course of business consistent with past practice in connection with new hires, promotions, relocations or international assignments (it being understood that new hires include persons who become employees of the Company as a result of an acquisition), (B) enter into any employment, change of control, termination, severance or retention agreement with any employee of the Company other than, in the case of employees who earn less than $200,000 annually, (i) to the extent necessary to replace an agreement with a departing employee, (ii) for employment agreements terminable on less than 30 days’ notice without penalty, and (iii) for severance agreements entered into with employees in the ordinary course of business in connection with terminations of employment, pursuant to which the terminated employee executes a release of claims against the Company, providing for additional severance of no more than six months of base salary, (C) except as permitted pursuant to clause (B) above, establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or other service providers of the Company or any of its Subsidiaries or any of their beneficiaries, (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, to the extent not already provided in any such Company Benefit Plan, (E) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or (F) forgive any loans to directors, officers, employees or other service providers of the Company or any of its Subsidiaries;

     (iv) shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Laws;

     (v) shall not, and shall not permit any of its Subsidiaries to, adopt or propose any amendments to its certificate of incorporation or by-laws or similar applicable charter documents;

     (vi) except for transactions among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any Subsidiaries or any securities convertible into or exchangeable for, any such shares or ownership interest, or any rights, warrants or options to acquire, or with respect to, any such shares of capital stock, ownership interest or convertible or exchangeable securities, or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable options outstanding on the date hereof), other than (A) issuances of Shares in respect of any exercise of Company Stock Options outstanding on the date hereof, (B) the sale of Shares pursuant to the exercise of options to purchase Shares if necessary to effectuate an optionee direction upon exercise or for withholding of Taxes, (C) the acquisition of Shares from a holder of a Company Stock Option or Restricted Shares (as hereinafter defined) in satisfaction of Tax withholding obligations or in payment of the exercise price and (D) the acquisition of Shares through open market purchases to satisfy obligations under Company Benefit Plans;

     (vii) except for transactions among the Company and its wholly-owned Subsidiaries, or among the Company’s wholly-owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares;

     (viii) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), except for (A) any indebtedness for borrowed money among the Company and its wholly-owned Subsidiaries, or among the Company’s wholly-owned Subsidiaries, (B) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness for borrowed money on customary commercial terms, (C) guarantees by the Company of indebtedness for borrowed money of Subsidiaries of the Company, which indebtedness is incurred in compliance with this Section 6.1(b), (D) indebtedness for borrowed money incurred pursuant to agreements in effect prior to the execution of this Agreement, including the Company’s existing credit facility, that (1) do not exceed $100 million in the aggregate outstanding (in addition to any borrowings outstanding as of the date of this Agreement thereunder) and (2) are on terms that allow for prepayment without penalty other than LIBOR breakage costs, (E) indebtedness incurred in the ordinary course of business consistent with past practice in respect of foreign currency exchange contracts, lease financing for equipment sold to customers and liabilities under customer lease arrangements, (F) indebtedness incurred to consummate the transactions specifically set forth on Section 6.1(b)(x) of the Company Disclosure Schedule, and (G) additional indebtedness for borrowed money not to exceed $50 million in aggregate principal amount outstanding at any time incurred by the Company or any of its Subsidiaries other than in accordance with clauses (A)-(F), inclusive;

     (ix) except for transactions among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, shall not transfer, sell, lease, license, exchange or swap, mortgage, pledge, allow to lapse or expire or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any of its properties or assets, including the capital stock of its Subsidiaries, other than in transactions involving less than $5 million individually or $10 million in the aggregate except pursuant to existing agreements in effect prior to the execution of this Agreement and except to the extent constituting capital expenditures or in the ordinary course of business;

     (x) except for transactions among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries and except for capital expenditures in the ordinary course of business, (A) shall not purchase or acquire any properties or operating assets or businesses of a third party, except pursuant to the agreements set forth in Section 6.1 of the Company Disclosure Schedule, or in the ordinary course of business, (B) except for mergers of Subsidiaries in connection with transactions permitted by clause (x)(A) above, shall not, and shall not permit any of its Subsidiaries to, merge or consolidate the Company or any of its Subsidiaries with any other person, except for any such transactions among wholly-owned Subsidiaries of the Company, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or material restrictions on its assets, operations or businesses, and (C) shall not make any loans, advances, guarantees or capital contributions to or investments in any person in excess of $20 million in the aggregate;

          (xi) shall not, and shall not permit any of its Subsidiaries to, other than in the ordinary course of business, (A) modify, amend, terminate or waive any material rights under any Company Material Contract in a manner which is adverse to the Company, or (B) settle any litigation, arbitration or other similar proceedings for an amount in excess of $10 million (net of insurance coverage) in the aggregate;

          (xii) other than in the ordinary course of business and other than in connection with a transaction or other action specifically permitted by clause (iii), (vi), (viii), (ix) or (x) hereof, shall not, and shall not permit any of its Subsidiaries to, enter into any Contracts that would have been a Contract listed in the definition of Company Material Contract had it been entered into prior to the execution of this Agreement;

          (xiii) shall not, and shall not permit any of its Subsidiaries to, except as required by Law or in order to claim refunds or credits, (A) make, change or revoke any material Tax election, (B) file any amended Tax Return, (C) settle or compromise any material liability for Taxes or surrender any material claim for a refund of Taxes, (D) execute or consent to any waivers extending the statutory period of limitations applicable to any material Tax Return, which period has not yet expired or (E) change any method of Tax accounting or file for any change in Tax accounting method;

          (xiv) shall not, and shall not permit any of its Subsidiaries to, knowingly take any action that is reasonably likely to result in any of the Tender Offer Conditions not being satisfied; and

          (xv) shall not, and shall not permit any of its Subsidiaries to, knowingly agree, in writing or otherwise, to take any of the foregoing actions.

     (c) Parent shall not knowingly take or permit any of its affiliates to take any action that is reasonably likely to (i) result in any of the conditions to the Offer not being satisfied or in any of the conditions to the Merger set forth in Article VII not being satisfied or (ii) result in any material delay of the consummation of the Offer or the Merger or any of the other transactions contemplated hereby.

     Section 6.2 Investigation.

     (a) The Company shall afford to Parent and to its officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives

(collectively, “Representatives”) reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries’ personnel, properties, contracts, commitments, books, records, data and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws. Notwithstanding the foregoing, the Company shall not be required to afford such access if it would unreasonably disrupt the operations of the Company or any of its Subsidiaries, would cause a violation of any agreement to which the Company or any of its Subsidiaries is a party, would cause a material risk of a loss of privilege to the Company or any of its Subsidiaries or would constitute a violation of any applicable Law, nor shall Parent or any of its Representatives be permitted to perform any onsite environmental study with respect to any property of the Company or any of its Subsidiaries.

     (b) Parent hereby agrees that all information provided to it or its Representatives pursuant to this Section 6.2 shall be deemed to be Evaluation Material, as such term is used in, and shall be treated in accordance with, that certain Confidentiality Agreement between the Company and Parent (the “Confidentiality Agreement”).

     Section 6.3 No Solicitation.

     (a) Subject to the provisions of this Section 6.3, the Company agrees that neither it nor any Subsidiary of the Company shall, and that it shall use its best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage any inquiry with respect to, or the making, submission or announcement of, any Alternative Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations with, or furnish any nonpublic information to, any person that has made or, to the Company’s knowledge, is considering making, an Alternative Proposal, except to notify such person as to the existence of the provisions of this Section 6.3, (iii) approve, endorse or recommend any Alternative Proposal, or (iv) enter into any binding or nonbinding letter of intent, agreement in principle, memorandum of understanding or any agreement or understanding in connection with any Alternative Proposal (except for confidentiality agreements permitted under Section 6.3(b)). The Company shall promptly cease any discussions or negotiations with any person which has furnished an Alternative Proposal prior to the date of this Agreement. The Company shall promptly request each person that has heretofore executed a confidentiality agreement in connection with the Company’s evaluation of strategic alternatives to return or destroy all confidential information heretofore furnished to such person by or on behalf of the Company or its Subsidiaries.

     (b) Notwithstanding the limitations set forth in Section 6.3(a), if prior to the Acceptance Time the Company receives a bona fide Alternative Proposal not solicited in breach of this Agreement (i) which constitutes a Superior Proposal or (ii) which the Board of Directors of the Company determines in good faith could reasonably be expected to result in a Superior Proposal, the Company may take the following actions prior to the Acceptance Time: (x) furnish nonpublic information to the third party (including such third party’s Representatives) making such Alternative Proposal and to such party’s financiers (and to their respective Representatives), if, prior to so furnishing such information, the Company receives from the third party an executed agreement having provisions requiring such party to keep such information confidential that are substantially similar to the comparable confidentiality provisions of the Confidentiality Agreement (it being agreed that such agreement need not contain any standstill or other non-confidentiality provisions), and (y) engage in discussions or negotiations with the third party (including such third party’s Representatives) with respect to the Alternative Proposal.

     (c) The Company will promptly (within 24 hours) notify Parent of the receipt of any Alternative Proposal and shall, in any such notice to Parent, indicate the identity of the person making such proposal and the material terms and conditions of such proposal and thereafter shall promptly keep Parent reasonably informed on a current basis of any material change to the terms of any such Alternative Proposal.

     (d) Except as permitted by this Section 6.3(d), the Board of Directors of the Company shall not (i) withhold, withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, or resolve to or publicly propose to withhold, withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, the Company Recommendation, (ii) approve or publicly propose to approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Alternative Proposal, or (iii) approve, endorse or recommend, or resolve to or publicly propose to approve, endorse or recommend, any Alternative Proposal (any of the foregoing actions in clauses (i) through (iii), a “Change of Recommendation”). Notwithstanding the foregoing, the Board of Directors may (1) make a Change of Recommendation if the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Board of Directors of the Company to effect a Change of Recommendation would be reasonably likely to constitute a breach of the directors’ fiduciary obligations to the Company’s stockholders under applicable Laws or (2) in response to a Superior Proposal, cause the Company to terminate this Agreement and concurrently with such termination (i) enter into any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Alternative Proposal (other than a confidentiality agreement in accordance with Section 6.3(b)) (an “Alternative Acquisition Agreement”), and (ii) perform its obligations under Section 8.2; provided, however, that the Board of Directors of the Company shall not be entitled to exercise its right to terminate this Agreement pursuant to Section 8.1(f) until 72 hours following written notice to Parent (a “Superior ProposalTermination Notice”) from the Company advising Parent that the Board of Directors of the Company intends to take such action, including a description of the material terms of the Superior Proposal that is the basis for the proposed action of the Board of Directors of the Company (it being understood and agreed that, in the event of an amendment to the financial terms or other material terms of such Superior Proposal, the Board of Directors of the Company shall not be entitled to exercise such right based on such Superior Proposal, as so amended, until 72 hours following written notice to Parent of a Superior Proposal Termination Notice with respect to such Superior Proposal as so amended). In determining whether to make a Change of Recommendation or terminate this Agreement in response to a Superior Proposal, the Board of Directors of the Company shall take into account any amendment to this Agreement entered into, or to which Parent irrevocably covenants to enter into and for which all internal approvals of Parent have been obtained, since receipt of the applicable Superior Proposal Termination Notice, and shall not make a Change of Recommendation or terminate this Agreement unless, prior to the effectiveness of such Change of Recommendation or termination, the Board of Directors of the Company shall have determined in good faith, after considering the results of any such negotiations and any revised proposals made by Parent, that the Superior Proposal giving rise to such notice continues to be a Superior Proposal.

     (e) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from (i) disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or (ii) making any disclosure to its stockholders if the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Board of Directors of the Company to make such disclosure would be inconsistent with the directors’ fiduciary obligations to the Company’s stockholders under applicable Laws; provided, however, that if such disclosure (other than the issuance by the Company of “stop, look and listen” statement pending disclosure of its position thereunder) does not reaffirm the Company Recommendation, such disclosure shall be deemed to be a Change of Recommendation and Parent shall have the right to terminate this Agreement as set forth in Section 8.1(g).

     (f) As used in this Agreement, “Alternative Proposal” shall mean any proposal or offer (other than a proposal or offer by Parent or any of its Subsidiaries) for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, tender offer, exchange offer or similar transaction involving the Company or any of its Significant Subsidiaries (as defined in Rule 1-02(w) of Regulation S-X promulgated under the Exchange Act but substituting 20% for references of 10% therein) and (ii) any inquiry, proposal or offer by any person to acquire in any manner (A) twenty percent (20%) or more of the consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of the Company or any of its Subsidiaries or (B) twenty percent (20%) or more of the total voting power or twenty percent (20%) or more of the outstanding shares of any class of equity securities of the Company or any of its Subsidiaries.

     (g) As used in this Agreement, “Superior Proposal” shall mean a bona fide Alternative Proposal involving more than 50% of the assets (on a consolidated basis) or more than 50% of the total voting power of the equity securities of the Company that the Board of Directors of the Company has determined in good faith is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and, if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by Section 6.3(d) and the time likely to be required to consummate such Alternative Proposal).

     Section 6.4 Proxy Statement; Company Meeting.

     (a) If the adoption of this Agreement by the Company’s stockholders is required by applicable Laws in order to consummate the Merger, then as promptly as practicable following the Acceptance Date, the Company shall prepare and file with the SEC the Proxy Statement and shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after responding to all such comments to the satisfaction of the SEC.

The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Company Meeting there shall occur any event that is required to be set forth in an amendment or supplement to the Proxy Statement, the Company shall as promptly as practicable prepare and mail to its stockholders such an amendment or supplement. The Company shall not file or mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably and timely objects. Parent shall cooperate with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto and shall be given reasonable opportunity to review and comment on the Proxy Statement or any amendment or supplement thereto prior to any filing thereof with the SEC or any mailing thereof to the Company’s stockholders.

     (b) Subject to the other provisions of this Agreement, after the Acceptance Date, the Company shall (i) take all action necessary in accordance with the DGCL and its certificate of incorporation and by-laws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Company Stockholder Approval (the “Company Meeting”) and not postpone or adjourn the Company Meeting except to the extent required by applicable Laws, and (ii) subject to a Change of Recommendation in accordance with Section 6.3(d), use its best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the transactions contemplated hereby. Subject to Section 6.3(d), the Proxy Statement shall include the Company Recommendation.

     (c) Notwithstanding anything to the contrary contained in this Agreement, if Parent shall own, by virtue of the Offer or otherwise, 90% or more of the outstanding Shares, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable without a stockholders’ meeting in accordance with Section 253 of the DGCL.

     (d) Parent and Merger Sub agree to cause all Shares owned by Parent or Merger Sub or any of their affiliates to be present at the Company Meeting and to be voted in favor of adoption of the Agreement and consummation of the Merger at the Company Meeting. After the date of this Agreement and until the earlier of the Acceptance Time and the termination of this Agreement, neither Parent nor Merger Sub nor any of their affiliates shall, directly or indirectly, purchase, acquire or agree to purchase or acquire any Shares at a price less than the Offer Price.

     Section 6.5 Stock Options and Other Stock-Based Awards; Employee Matters.

     (a) Stock Options and Other Stock-Based Awards.

          (i) Each option to purchase Shares (each, a “Company Stock Option”) granted under the Company Stock Plans or otherwise, whether vested or unvested, that is outstanding immediately prior to the Acceptance Time shall, become fully vested and be cancelled immediately prior to the Acceptance Time in exchange for the right to receive at the Acceptance Time an amount in cash in U.S. dollars equal to the product of (x) the total number of Shares subject to such Company Stock Option and (y) the excess, if any, of the amount of the Offer Price over the exercise price per Share subject to such Company Stock Option, with the aggregate amount of such payment rounded to the nearest cent (the aggregate amount of such cash hereinafter referred to as the “Option Consideration”) less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Tax Law with respect to the making of such payment. The Company shall pay the holders of Company Stock Options the cash payments described in this Section 6.5(a)(i) at or as soon as reasonably practicable after the Acceptance Time, but in any event within five (5) business days following the Acceptance Time.

     (ii) Immediately prior to the Acceptance Time, each award of restricted Company Common Stock (the “Restricted Shares”) that has not previously vested shall be cancelled in exchange for the right to receive at the Acceptance Time an amount per Restricted Share in cash in U.S. dollars equal to the Offer Price (the aggregate amount of such cash, hereinafter the “Restricted Shares Consideration”), less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Tax Law with respect to the making of such payment. The Company shall pay the Restricted Shares Consideration at or as soon as reasonably practicable after the Acceptance Time, but in any event within five (5) business days following the Acceptance Time. For the avoidance of doubt, any Restricted Shares that vest prior to the cancellation contemplated by the first sentence of this Section 6.5(a)(ii) shall be treated as Shares for all purposes of this Agreement, including, without limitation, Section 1.1 and Section 3.1 of this Agreement.

     (iii) As promptly as practicable after the date hereof, the Company’s 2007 Employee Stock Purchase Plan (“ESPP”) shall be suspended (the date of such suspension, the “Cut Off Date”). An employee having a balance in the employee’s stock purchase account on the Cut Off Date shall be entitled to purchase on the Cut Off Date a number of whole Purchase Plan Shares (as defined in Section 9.14(a)) calculated in accordance with the ESPP. As soon as practicable following the Cut Off Date, all amounts credited to the stock purchase accounts of participating employees shall, to the extent not applied to the purchase of Purchase Plan Shares pursuant to the immediately preceding sentence, be refunded to participating employees. Purchase Plan Shares shall be treated as Shares for all purposes of this Agreement, including with respect to Section 1.1 and Section 3.1(a) of this Agreement.

     (iv) Immediately following the Acceptance Time, Parent shall deposit or shall cause to be deposited with the Company cash in U.S. dollars sufficient to pay the Option Consideration and the Restricted Shares Consideration.

     (v) At or prior to the Acceptance Time, the Company, the Board of Directors of the Company and the Compensation and Human Resource Committee of the Board of Directors of the Company as applicable, shall adopt any resolutions and take any and all actions necessary to effectuate the provisions of this Section 6.5(a). The Company shall take all actions necessary to ensure that from and after the Acceptance Time, neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any person pursuant to or in settlement of Company Stock Options, Restricted Shares or Purchase Plan Shares after the Effective Time.

     (b) Employee Matters.

          (i) For a period of one (1) year following the Acceptance Time, Parent shall provide, or shall cause the Surviving Corporation to provide, (A) to each employee of the Company and its Subsidiaries (each, a “Company Employee,” and together, the “Company Employees”) (1) base salary or wages and (2) incentive compensation opportunities (other than equity compensation) that are at least equal to the base salary or wages and incentive compensation opportunities payable to such Company Employee immediately prior to the Acceptance Time and (B) to the Company Employees benefits (other than equity compensation) that are substantially comparable, in the aggregate, to the benefits provided to the Company Employees immediately before the Acceptance Time. Notwithstanding the foregoing or anything else contained herein to the contrary, following the Effective Time, the Company Employees shall be considered and be eligible for equity-based compensation awards denominated in the equity of Parent on a basis that is not less favorable than applies to similarly situated employees of Parent and its Subsidiaries. Parent shall cause the Surviving Corporation to honor those Company Benefit Plans and Company Foreign Plans listed on Section 6.5(b)(i) of the Company Disclosure Schedule in accordance with their terms as in effect immediately prior to the Acceptance Time and subject to the requirements set forth on Section 6.5(b)(i) of the Company Disclosure Schedule.

          (ii) For purposes of vesting, eligibility to participate and level of benefits under the employee benefit plans of Parent and its Subsidiaries providing benefits to Company Employees after the Acceptance Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Acceptance Time, to the same extent as such Company Employee was entitled, before the Acceptance Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Acceptance Time; provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan, for purposes of qualifying for subsidized early retirement or retiree medical or life benefits or to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, (A) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company Benefit Plan or Company Foreign Plan in which such Company Employee participated immediately before the Acceptance Time (such plans, collectively, the “Old Plans”), and (B) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits and/or short- or long-term disability or life insurance benefits to any Company Employee, Parent, with respect to self-insured New Plans, shall cause, and with respect to any New Plans that are fully insured by unaffiliated third-party carriers, shall use its reasonable efforts to cause, all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Old Plans of the Company or its Subsidiaries in which such Company Employee participated immediately prior to the Acceptance Time and Parent, with respect to self-insured

New Plans, shall cause, and with respect to any New Plans that are fully insured by unaffiliated third-party carriers, shall use its reasonable efforts to cause, any eligible expenses incurred by such Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

     (iii) Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Company Stock Plans, the Company Benefit Plans and the Company Foreign Plans listed on Section 6.5(b)(iii) of the Company Disclosure Schedule will occur at or prior to the Acceptance Time.

     (iv) The Company may pay, as of immediately prior to the Acceptance Time, each Company Employee employed as of immediately prior to the Acceptance Time and then participating in any Company Benefit Plan that is an annual bonus plan (a “Bonus Plan”), a bonus calculated in accordance with Section 6.5(b)(iv) of the Company Disclosure Schedule.

     (v) The Company shall be entitled to implement the Retention Bonus Plan described in Section 6.5(b)(v) of the Company Disclosure Schedule.

     (vi) Notwithstanding the foregoing, nothing contained herein shall (A) be treated as an amendment of any particular Company Benefit Plan, (B) give any third party any right to enforce the provisions of this Section 6.5 or (C) obligate Parent, the Surviving Corporation or any of their affiliates to (x) maintain any particular Company Benefit Plan (subject to Section 6.5(b)(vi) of the Company Disclosure Schedule) or (y) retain the employment of any particular employee.

     (c) Employee Communications. Prior to making any broad-based written or oral communications to the officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication.

     (d) Rule 14d-10(c) Matters. Prior to the Expiration Date, the Company (acting through the Board of Directors of the Company and/or the Compensation and Human Resources Committee of the Board of Directors of the Company) will take all such steps as may be required to cause to be exempt under amended Rule 14d-10(c) under the Exchange Act any employment compensation, severance or employee benefit arrangements that have been or will be entered into by the Company, Parent or any of their respective affiliates with current or future directors, officers or employees of the Company and its Subsidiaries and to insure that any such arrangements fall within the safe harbor provisions of Rule 14d-10(d) under the Exchange Act.

     Section 6.6 Efforts.

     (a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts to, and shall assist and cooperate with the other parties to (i) consummate and make effective the Offer, the Merger and the other transactions contemplated by this Agreement; (ii) obtain all necessary actions or nonactions, waivers, consents and approvals, including the Company Approvals and the Parent Approvals, from Governmental Entities and make such registrations and filings as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity; (iii) obtain all necessary consents, approvals or waivers from third parties; (iv) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement; and (v) execute and deliver any additional instruments reasonably necessary to consummate the transactions contemplated by this Agreement; provided, however, that nothing in this Agreement, including without limitation, any provision of this Section 6.6, shall require, or be construed to require, Parent or any of its affiliates (A) if Parent and its affiliates shall have made the proffers contemplated by the exception to clause (B) of this proviso and, thereafter, any court having jurisdiction enters any Order (other than a temporary restraining order or similar temporary provisional relief) that prohibits the consummation of the Offer or the Merger on the basis of any antitrust or competition law or (B) to proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Acceptance Time or the Effective Time, any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or any of their respective affiliates (or to consent to any sale, divestiture, lease, license, transfer, disposition or other encumberment by the Company of any of its assets, licenses, operations, rights, product lines, businesses or interest therein or to any agreement by the Company to take any of the foregoing actions) or to agree to any material changes (including, without limitation, through a licensing arrangement) or restriction on, or other impairment of Parent’s ability to own or operate, any such assets, licenses, operations, rights, product lines, businesses or interests therein or Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Company or the Surviving Corporation except for proffers and agreements to amend or modify Contracts between the Company and/or its Subsidiaries and third parties or sell, divest, lease, license, transfer, dispose or otherwise encumber, or to agree to changes, restrictions or other impairments with respect to, any of Parent’s or the Company’s (or their respective affiliates’) assets, licenses, operations, rights, product lines, businesses or interest therein, where such amended, sold, divested, leased, licensed, transferred, disposed or encumbered Contracts, assets, licences, operations, rights, product lines, businesses and interests in the aggregate shall not have accounted for more than $50 million of the parties’ and their respective affiliates’ gross revenues for the 12 months ending June 30, 2007; provided, further, that Parent shall be entitled to compel the Company or its Subsidiaries to take any of the actions referred to above (or agree to take such actions) if such actions are only effective after the Effective Time. Subject to applicable Laws, Parent shall have the right to direct all matters with any Governmental Entity consistent with its obligations hereunder but shall keep the Company appraised of all developments with respect thereto.

     (b) Subject to the terms and conditions set forth in this Agreement and without limiting Section 6.6(a) or the provisos therein the Company and Parent shall (i) promptly, but in no event later than 15 business days after the date hereof, make their respective filings and thereafter make any other required submissions under the HSR Act and as soon as reasonably practicable, but in no event later than January 15, 2008, in the case of filings and submissions under Council Regulation (EC) 139/2004 of the European Community, as amended (the “EC Merger Regulation”), (ii) use reasonable best efforts to cooperate with each other in determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (iii) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions. The Company and Parent shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity. Each of the Company and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transaction unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.

     (c) Subject to the provisos contained in Section 6.6(a), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement, each of the Company and Parent shall cooperate in all respects with the other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, other than any Order referred to in clause (A) of the first proviso of Section 6.6(a). Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.6 shall limit a party’s right to terminate this Agreement pursuant to Section 8.1(b) or 8.1(c) so long as such party has, prior to such termination, complied with its obligations under this Section 6.6.

     Section 6.7 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company, Merger Sub and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

     Section 6.8 Public Announcements. The Company and Parent will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Laws or by obligations pursuant to any listing agreement with any national securities exchange. Parent and the Company agree to issue a joint press release announcing this Agreement.

     Section 6.9 Indemnification and Insurance.

     (a) From and after the Acceptance Time, to the fullest extent permitted by Laws, each of Parent and the Surviving Corporation agrees that it will jointly and severally indemnify and hold harmless each current and former director, officer or employee of the Company or any of its Subsidiaries, each Company Director and each person who served at the request or on behalf of the Company as a director, officer, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise or other entity (whether or not such other entity or enterprise is affiliated with the Company) (each, together with such person’s heirs, executors or administrators, the “Indemnified Party”), against any costs, fees and expenses (including reasonable attorneys’ fees and disbursements), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement (collectively, “Costs”) incurred in connection with any actual or threatened claim, action, suit, arbitration, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before, at or after the Acceptance Time or the Effective Time (including acts or omissions or alleged acts or omissions in connection with the transactions contemplated by this Agreement) or in connection with such persons serving in any such capacity, whether asserted or claimed prior to, at or after the Effective Time (and Parent or the Surviving Corporation jointly and severally shall also advance expenses in connection with any of the foregoing as incurred to the fullest extent permitted under applicable Laws; provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification by a court of competent jurisdiction). In the event of any such Action, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.

     (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.9, upon learning of any such Action, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party. In the event of any such Action (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof with counsel reasonably acceptable to the Indemnified Parties and Parent and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense in such manner or if counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain their own counsel, and Parent or the

Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent and the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, provided that the fewest number of counsels necessary to avoid conflicts of interest shall be used; (ii) the Indemnified Parties will upon reasonable request cooperate in the defense of any such matter and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent; and provided, further, that Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws. Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened Action (and in which indemnification could be sought by any Indemnified Party under this Section 6.9), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Action. Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Effective Time) is made against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, then the provisions of this Section 6.9 shall continue in effect until the final disposition of such Action.

     (c) At the Company’s option, the Company may purchase, prior to the Acceptance Time, a six-year prepaid “tail” policy on terms and conditions providing equivalent benefits to those provided by the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby; provided that the cost of such “tail” policy shall not exceed three times the current annual premium paid by the Company for directors’ and officers’ liability insurance and fiduciary liability insurance. If such “tail” prepaid policy has been obtained by the Company, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation. If such “tail” prepaid policy has not been obtained by the Company prior to the Acceptance Time, Parent shall purchase a six-year prepaid “tail” policy on such terms and conditions from an insurance carrier rated at least as high as the Company’s current “d&o” carrier, providing such equivalent benefits to the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby.

     (d) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries, as provided in their respective certificate of incorporation or by-laws or other organizational documents or in any agreement, shall survive the Offer and Merger in accordance with their terms. From and after the Acceptance Time, Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation and its

Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.9 without limit as to time.

     (e) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.9.

     (f) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificate of incorporation or by-laws or other organizational documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification agreement or arrangement, the DGCL or otherwise. The provisions of this Section 6.9 shall survive the consummation of the Offer and the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

     (g) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.9.

ARTICLE VII

CONDITIONS TO THE MERGER

     Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of the following conditions:

     (a) If required by applicable Laws, the Company Stockholder Approval shall have been obtained.

     (b) No injunction by any court or other tribunal of competent jurisdiction (whether temporary, preliminary or permanent) which restrains, enjoins or otherwise prohibits consummation of the Merger shall be in effect (collectively, an “Order”).

     (c) Merger Sub shall have accepted for payment and paid for Shares validly tendered pursuant to the Offer and not withdrawn in accordance with the terms hereof and thereof.

ARTICLE VIII

TERMINATION

     Section 8.1 Termination or Abandonment. Whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the

Company, this Agreement may be terminated and abandoned at any time prior to the Effective Time:

     (a) by the mutual written consent of the Company and Parent;

     (b) by either the Company or Parent if (i) the Acceptance Date shall not have occurred on or before April 30, 2008 (the “End Date”) and (ii) the party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to be satisfied of any condition set forth in Annex I hereto; provided, however, that, if, as of the End Date, all conditions set forth in Annex I shall have been satisfied or waived (other than the conditions set forth in paragraphs (ii)(A) and (ii)(B) of Annex I), then the End Date shall be extended to June 30, 2008, which shall thereafter be considered the End Date for all purposes of this Agreement;

     (c) by either the Company or Parent if an injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger and such injunction shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have complied with its obligations pursuant to Section 6.6 with respect to such injunction;

     (d) by the Company prior to the Acceptance Time, if Parent or Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.1 or Annex I to be satisfied and (ii) is not curable or, if curable, is not cured within the earlier of (x) 30 days after written notice thereof is given by the Company to Parent and (y) the End Date;

     (e) by Parent prior to the Acceptance Time, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.1 or Annex I to be satisfied and (ii) is not curable or, if curable, is not cured within the earlier of (x) 30 days after written notice thereof is given by Parent to the Company and (y) the End Date;

     (f) by the Company, prior to the Acceptance Time, if the Board of Directors of the Company determines to accept a Superior Proposal;

     (g) by Parent, prior to the Acceptance Time, if there has occurred any Change of Recommendation (it being agreed that the taking of any actions permitted by Section 6.3(b) or the issuance of a “stop, look and listen” letter from the Company to its stockholders shall not be deemed to be a Change of Recommendation);

     (h) by the Company, if Merger Sub fails to commence the Offer on or prior to January 15, 2008 or if Merger Sub fails to consummate the Offer in accordance with the terms of this Agreement.

In the event of termination of this Agreement pursuant to this Section 8.1, this Agreement shall terminate (except for the Confidentiality Agreement referred to in Section 6.2 and the provisions of Section 8.2 and Article IX hereof, which shall survive such termination and except that if the Acceptance Time has occurred, Sections 6.5 and 6.9 shall survive termination hereof), and there shall be no other liability on the part of the Company or Parent to the other except (i) subject to Section 8.2(b), liability arising out of a willful or intentional breach of a covenant or other obligation set forth in this Agreement or as provided for in the Confidentiality Agreement, in which case all rights and remedies available at law or in equity shall be available, and (ii) as provided in Section 8.2.

     Section 8.2 Termination Fee.

     (a) Notwithstanding any provision in this Agreement to the contrary, if (i) this Agreement is terminated by the Company pursuant to Section 8.1(f), (ii) this Agreement is terminated by Parent pursuant to Section 8.1(g), or (iii) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) and (A) prior to the time of such termination (A) any person shall have publicly announced a bona fide Qualifying Alternative Proposal (as defined below) or shall have publicly announced an intention (whether or not conditional) to make a bona fide Qualifying Alternative Proposal, which in any such case shall not have been abandoned, (B) the Minimum Condition shall not have been satisfied at the time of termination of this Agreement, (C) neither Parent nor Merger Sub shall have breached its obligations or representations and warranties under this Agreement in any material respect in any manner that shall have proximately caused the failure to be satisfied of any condition set forth in Annex I hereto, (D) neither Parent nor any of its affiliates shall have publicly stated that it would not be obligated to accept Shares for payment pursuant to the Offer if the Minimum Condition were met, (E) the waiting period under the HSR Act shall have expired or been terminated and clearance under the EC Merger Regulation shall have been obtained prior to termination of this Agreement, and (F) the Tender Offer Conditions set forth in clauses (a) and (f) shall have been satisfied at the time of termination of this Agreement, then the Company shall pay Parent, by wire transfer of immediately available funds, a termination fee of $175 million in cash (the “Company Termination Fee”) and all of the documented out-of-pocket expenses incurred by Parent or Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $10 million (the “Parent Expenses”); provided, however, that (A) in the event of a termination described in clause (i) of this Section 8.2, the Company Termination Fee and the Parent Expenses shall be paid upon or prior to such termination (subject, in the case of Parent Expenses, to receipt of reasonable documentation), and (B) in the event of a termination described in clause (ii) of this Section 8.2, the Company Termination Fee and the Parent Expenses shall be paid not later than the second business day following such termination (subject, in the case of Parent Expenses, to receipt of reasonable documentation), and (C) in the case of clause (iii), no Company Termination Fee or Parent Expenses shall be payable to Parent pursuant to clause (iii) of this Section 8.2 unless and until within 12 months of such termination of this Agreement the Company shall have entered into a definitive Alternative Acquisition Agreement with respect to a Qualifying Alternative Proposal, or shall have consummated, or shall have publicly approved or recommended to the Company’s shareholders, an Alternative Proposal (substituting “50%” for “20%” in the definition of Alternative Proposal, a “Qualifying Alternative Proposal”); provided that for purposes of this Agreement, an Alternative Proposal shall not be deemed to have been abandoned by any person if, within 12 months of the termination of this Agreement, the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to, or shall have consummated or shall have approved, adopted or recommended to the Company’s stockholders, an Acquisition Proposal made by or on behalf of such person or any of its affiliates.

     (b) Notwithstanding anything to the contrary in this Agreement, each of Parent and Merger Sub acknowledges and agrees on behalf of itself and its affiliates that in the event that the Company Termination Fee becomes payable and is paid by the Company pursuant to this Section 8.2, the right to receive the Company Termination Fee shall constitute each of Parent and Merger Sub’s sole and exclusive remedy under this Agreement other than with respect to a willful or intentional material breach of Section 6.3 by the Company; provided however that acceptance by Parent of the Company Termination Fee required to be paid by the Company to Parent pursuant to this Section 8.2 by Parent shall constitute each of Parent’s, Merger Sub’s and their affiliates’ sole and exclusive remedy under this Agreement, including with respect to any breach of Section 6.3. In no event shall the Company be required to pay the Company Termination Fee or the Parent Expenses on more than one occasion or as a result of more than one event.

     (c) The Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement.

     (d) Each party agrees that if either party commences an Action in connection with the payments contemplated by this Section 8.2, the prevailing party in such Action shall be entitled to receive from the losing party its costs and expenses (including attorneys’ fees) in connection with such Action.

ARTICLE IX

MISCELLANEOUS

     Section 9.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger.

     Section 9.2 Expenses. Except as set forth in Section 8.2, whether or not the Offer or the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses.

     Section 9.3 Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile or pdf), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, pdf or otherwise) to the other parties.

     Section 9.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

     Section 9.5 Jurisdiction; Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 9.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Laws, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject mater hereof, may not be enforced in or by such courts.

     Section 9.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 9.7 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile, reliable overnight delivery service (with proof of service), or by hand delivery, addressed as follows:

To Parent or Merger Sub:

Philips Medical Systems
3000 Minuteman Road
Andover, Massachusetts 01810
Fax: 978-659-7203
Attention: Chief Executive Officer

with copies to:

Philips Medical Systems
3000 Minuteman Road
Andover, Massachusetts 01810
Fax: 978-659-7203
Attention: Senior Vice President and Chief Legal Officer

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Fax: 212-558-3588
Attention:	Neil T. Anderson
Matthew G. Hurd

To the Company:

Respironics. Inc.
1010 Murry Ridge Lane
Murrysville, Pennsylvania 15668
Fax: 724-387-5021
Attention: General Counsel

with copies to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Fax: 212-403-2000
Attention:	Steven A. Rosenblum, Esq.
Stephanie J. Seligman, Esq.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so emailed or personally delivered, or on the business day after sending if sent by overnight delivery. Any party to this Agreement may notify any other party of any changes to its address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

     Section 9.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided, however, that Merger Sub may assign, by prior written notice to the Company, any of their rights or obligations hereunder to a direct or indirect wholly owned Subsidiary of Parent, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such direct or indirect wholly owned Subsidiary of Parent as of the date of such designation; provided that any such designation shall not impede or delay the consummation of the Offer or the Merger or the other transactions contemplated by this Agreement or otherwise impede the rights of the stockholders of the Company under this Agreement and that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     Section 9.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

     Section 9.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except for the provisions of Section 3.1(a), Section 6.5(a) and Section 6.9, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

     Section 9.11 Amendments; Waivers. At any time prior to the Effective Time, subject to Section 1.3(c), any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that if any such amendment or waiver made after receipt of Company Stockholder Approval shall by applicable Laws or in accordance with the rules and regulations of the NASDAQ require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

     Section 9.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 9.13 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

     Section 9.14 Definitions.

     (a) References in this Agreement to “Subsidiaries” of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities or other interests having by their terms ordinary voting powers to elect a majority of the board of directors or other persons performing similar functions are on the date hereof directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership). References in this Agreement (except as specifically otherwise defined) to “affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity or the media, and any permitted successors and assigns of such person. As used in this Agreement, “knowledge” means (i) with respect to Parent, the actual knowledge of the individuals listed on Section 9.14(a) of the Parent

Disclosure Schedule and (ii) with respect to the Company, the actual knowledge of the individuals listed on Section 9.14(a) of the Company Disclosure Schedule. As used in this Agreement, “business day” shall mean any day other than a Saturday, Sunday or a day on which the banks in New York City are authorized by Law or executive order to be closed. References in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder. As used in this Agreement, “Purchase Plan Shares” shall mean Shares purchased pursuant to the Company’s 2007 Employee Stock Purchase Plan. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. As used in this Agreement, “Permitted Liens” shall mean Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due or charges or claims of payment for which adequate accruals or reserves have been established, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) which is disclosed on the most recent consolidated balance sheet of the Company or notes thereto included in Company Reports filed prior to the date of this Agreement or securing liabilities reflected on such balance sheet or (D) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company.

     (b) Each of the following terms is defined in the Section set forth opposite such term:

Acceptance Date	Section 1.1(e)
Acceptance Time	Section 1.1(e)
Action	Section 6.9(a)
affiliates	Section 9.14(a)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.3(d)
Alternative Proposal	Section 6.3(f)
Bonus Plan	Section 6.5(b)(iv)
Book-Entry Shares	Section 3.2(a)
business day	Section 9.14(a)
Cancelled Shares	Section 3.1(b)
Certificate of Merger	Section 2.3
Certificates	Section 3.2(a)
Change of Recommendation	Section 6.3(d)
Closing	Section 2.2
Closing Date	Section 2.2
Code	Section 3.2(b)(iii)
Company	Preamble
Company Approvals	Section 4.3(b)
Company Benefit Plans	Section 4.10(a)
Company Common Stock	Recitals
Company Director	Section 1.3(a)
Company Directors	Section 1.3(a)
Company Disclosure Schedule	ARTICLE IV
Company Employees	Section 6.5(b)(i)

Company Foreign Plan	Section 4.10(a)
Company IP	Section 4.17(b)
Company Material Adverse Effect	Section 4.1
Company Material Contract	Section 4.21(a)
Company Meeting	Section 6.4(b)
Company Permits	Section 4.7(b)
Company Recommendation	Section 1.2(b)
Company SEC Documents	Section 4.4(a)
Company Stockholder Approval	Section 4.19
Company Stock Option	Section 6.5(a)(i)
Company Stock Plans	Section 4.2(a)
Company Termination Fee	Section 8.2
Confidentiality Agreement	Section 6.2(b)
Contract	Section 4.21(a)
control	Section 9.14(a)
Costs	Section 6.9(a)
Cut Off Date	Section 6.5(a)(iii)
DGCL	Section 1.1(d)
Dissenting Shares	Section 3.1(d)
EC Merger Regulation	Section 6.6(b)
Effective Time	Section 2.3
End Date	Section 8.1(b)
Environmental Law	Section 4.9(b)
ERISA	Section 4.10(a)
ERISA Affiliate	Section 4.10(d)
ESPP	Section 6.5(a)(iii)
Exchange Act	Section 1.1(a)
Exchange Fund	Section 3.2(a)
Expiration Date	Section 1.1(c)
FDA	Section 4.7(b)
FDCA	Section 4.7(b)
GAAP	Section 4.4(b)
Governmental Entity	Section 4.3(b)
Granted Patents	Section 4.17(a)
Hazardous Substance	Section 4.9(c)
HSR Act	Section 4.3(b)
Indemnified Party	Section 6.9(a)
IP	Section 4.17(f)(v)
IP Contracts	Section 4.17(e)
IP Licensed by the Company	Section 4.17(f)(i)
IP Licensed to the Company	Section 4.17(f)(ii)
IP Owned by a Third Party	Section 4.17(f)(iii)
IP Owned by the Company	Section 4.17(f)(iv)
IRS	Section 4.15(a)
knowledge	Section 9.14(a)
Law	Section 4.7(a)

Laws	Section 4.7(a)
Lien	Section 4.3(c)
Medical Device	Section 4.8
Merger	Recitals
Merger Consideration	Section 3.1(a)
Merger Sub	Preamble
Minimum Condition	Annex I
New Plans	Section 6.5(b)(ii)
Offer	Recitals
Offer Documents	Section 1.1(a)
Offer Price	Recitals
Old Plans	Section 6.5(b)(ii)
Option Consideration	Section 6.5(a)(i)
Order	Section 7.1(b)
Parent	Preamble
Parent Approvals	Section 5.2(b)
Parent Disclosure Schedule	ARTICLE V
Parent Expenses	Section 8.2(a)
Parent Material Adverse Effect	Section 5.1
Parent SEC Documents	Section 5.10(a)
Paying Agent	Section 3.2(a)
Permits	Section 4.7(b)
person	Section 9.14(a)
Proxy Statement	Section 4.13(c)
Purchase Plan Shares	Section 9.14(a)
Qualifying Alternative Proposal	Section 8.2(a)
Registered Trademarks	Section 4.17(a)
Representatives	Section 6.2(a)
Restricted Shares	Section 6.5(a)(ii)
Restricted Shares Consideration	Section 6.5(a)(ii)
Rights	Recitals
Rights Agreement	Recitals
Sarbanes-Oxley Act	Section 4.4(a)
Schedule 14D-9	Section 1.2(a)
Scheduled IP	Section 4.17(a)
SEC	Section 1.1(a)
Securities Act	Section 4.4(a)
Share	Recitals
Shares	Recitals
Subsidiaries	Section 9.14(a)
Superior Proposal	Section 6.3(g)
Superior Proposal Termination Notice	Section 6.3(d)
Surviving Corporation	Section 2.1
Tax	Section 4.15(b)
Tax Return	Section 4.15(b)
Taxes	Section 4.15(b)

Tender Offer Conditions	Section 1.1(a)
Termination Date	Section 6.1(a)
Top-Up Closing	Section 1.4(c)
Top-Up Option	Section 1.4(a)
Top-Up Option Shares	Section 1.4(a)

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PHILIPS HOLDING USA INC.

By: /s/ Michael Manning
Name: Michael Manning
Title: Authorized Signatory

By: /s/ James Nolan
Name: James Nolan
Title: Authorized Signatory

MOONLIGHT MERGER SUB, INC.

By: /s/ Michael Manning
Name: Michael Manning
Title: Authorized Signatory

By: /s/ James Nolan
Name: James Nolan
Title: Authorized Signatory

RESPIRONICS, INC.

By: /s/ John L. Miclot
Name: John L. Miclot
Title: President and CEO

Signature Page to the Agreement and Plan of Merger

Annex I:
Conditions to the Consummation of the Offer

     Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the rights and obligations of Merger Sub to extend and/or amend the Offer pursuant to the terms and conditions of this Agreement, Merger Sub shall not be required to accept for payment any Shares and (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer)) shall not be obligated to pay for any Shares tendered pursuant to the Offer (and not theretofore accepted for payment or paid for) if, (i) there shall not have been validly tendered (including by guaranteed delivery) and not withdrawn prior to the expiration of the Offer a number of Shares which represents at least a majority of the total number of outstanding Shares on a fully diluted basis (the “Minimum Condition”), (ii) (A) any applicable waiting period under the HSR Act shall not have expired or been terminated or (B) the approval under the EC Merger Regulation shall not have been obtained, or (iii) at any time after the date of this Agreement and before the Acceptance Time, any of the following conditions shall occur and be continuing:

     (a) an Order is in effect that restrains, enjoins or otherwise prohibits consummation of the Offer or the Merger or makes the acceptance of Shares pursuant to the Offer illegal;

     (b) this Agreement shall have been terminated by the Company, Merger Sub or Parent in accordance with its terms;

     (c) the representations and warranties of the Company set forth herein shall not be true and correct, in each case at and as of the date of this Agreement and at and as of the Expiration Date as though made at and as of the Expiration Date (except to the extent expressly made as of an earlier date, in which case at and as of such earlier date), except, in each case, where the (i) failure of such representations and warranties (other than the representations and warranties in Section 4.2(a) through (d) (but only with respect to the number of outstanding equity securities of the Company in each case), Section 4.3(a), Section 4.11(b), Section 4.14 and Section 4.20) to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” qualifiers set forth therein) is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect and (ii) failure of the representations and warranties in Section 4.2(a) through (d) (but only with respect to the number of outstanding equity securities of the Company in each case), Section 4.3(a), Section 4.11(b), Section 4.14 or Section 4.20 to be so true and correct is not, individually or in the aggregate, a failure to be true and correct in all material respects;

     (d) the Company shall not have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Acceptance Time and such failure to perform shall not have been cured prior to the Acceptance Time;

     (e) The Company shall have failed to deliver to Parent and Merger Sub a certificate signed by its chief executive officer and chief financial officer certifying without

Annex I-1

exception that (i) the Company’s representations and warranties are true and correct, in the manner specified in clause (c) of this Annex I, and (ii) the Company has performed all obligations and complied with all covenants required by this Agreement in the manner specified in clause (d) of this Annex I; or

     (f) there shall have occurred and be continuing a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States that prevents payment of the Offer Price.

Subject to the terms of this Agreement, the foregoing conditions are for the sole benefit of Merger Sub and may be asserted by Merger Sub regardless of the circumstances giving rise to any such conditions and may be waived by Merger Sub in whole or in part at any time and from time to time, in each case except for the Minimum Condition (with respect to which such waiver will only be effective with the written agreement of the Company). The failure by Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Annex I-2